Exhibit  99.1

STEN CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEETS
As of April 1, 2007

	STEN
	Historical	Pro Forma		Pro Forma
	April 1, 2007	Adjustments		Combined

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$1,456,787	$1,000,000	(A)	$2,446,587
		(10,200)	(A)
Accounts receivable, net	285,139	(16,341)	(A)	268,798
Current portion of loans receivable	2,913,941	0		2,913,941
Current portion of note receivable	108,000	36,841	(B)	144,841
Inventories, net	816,425	(60,584)	(A)	755,841
Income tax receivable	48,562	0		48,562
Deferred income taxes	49,000	0		49,000
Other current assets	424,301	(28,553)	(A)	395,748
Total Current Assets	6,102,155	921,163		7,023,318

PROPERTY AND EQUIPMENT, NET	4,586,708	(3,339,039)	(A)	1,247,669

OTHER ASSETS
Loan receivable, net of current portion	1,928,218	0		1,928,218
Note receivable, net of current portion	520,000	783,135	(A)(B)	1,303,135
Intangible assets, net	1,966,260	(72,502)	(A)	1,893,758
Prepaid mortgage costs	102,974	(94,659)	(A)	8,315
Deferred income taxes	415,300	0		415,300
Cash surrender value of life insurance, net	35,046	0		35,046
Total of Other Assets	4,967,798	615,974		5,583,772

TOTAL ASSETS	$15,656,661	$(1,801,902)		$13,854,759

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES
Line of Credit, bank	$750,000	$0		$750,000
Current portion of long-term debt	1,336,204	(95,284)	(C)	1,240,920
Accounts payable	300,768	0		300,768
Accrued payroll and related taxes	333,111	0		333,111
Deferred revenue	192,104	0		192,104
Other accrued expenses	41,809	0		41,809
Liabilities of discontinued business	63,606	0		63,606
Total Current Liabilities	3,017,602	(95,284)		2,922,318

LONG-TERM LIABILITIES
Long-term debt, net of current portion	5,030,394	(1,806,618)	(A)(C)	3,223,776
Long-term dealer reserves payable	681,108	0		681,108
Total Liabilities	8,729,104	(1,901,902)		6,827,202

STOCKHOLDERS’ EQUITY (DEFICIT)
Common Stock	19,910	0		19,910
Additional paid in capital	4,694,059	0		4,694,059
Retained earnings	2,213,588	100,000	(A)	2,313,588
Total Stockholders’ Equity (deficit)	6,927,557	100,000		7,027,557
TOTAL LIABILITIES AND
STOCKHOLDERS’ EQUITY (DEFICIT)	$15,656,661	$(1,801,902)		$13,854,759

See accompanying Pro forma adjustments

Exhibit  99.1

STEN CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE TWENTY-SIX WEEKS ENDED APRIL 1, 2007

	STEN Corporation Historical April 1, 2007	(D) Sale of Burger Time Division	Pro Forma Adjustments		Pro Forma
REVENUES
Revenues related to Burger Time and contract manufacturing, net	$3,683,933	$3,036,485	$0		$647,448
Finance charges related to STEN Financial, net of loan losses and adjustments of $92,520 for twenty-six weeks ended April 1, 2007	860,416	0	0		860,416
TOTAL REVENUES	4,544,349	3,036,485	0		1,507,864

COST AND EXPENSES
Costs of goods sold related to Burger Time and contract manufacturing	3,854,257	3,100,649	0		753,608
Expenses related to STEN Financial
Cost of autos sold	62,300	0	0		62,300
Salaries and benefits	456,305	0	0		456,305
Occupancy expenses	360,408	0	0		360,408
Depreciation and amortization	150,631	0	0		150,631
Cost of capital	63,514	0	0		63,514
Selling, general and administrative	455,094	0	0		455,094
TOTAL COST AND EXPENSES	5,402,509	3,100,649	0		2,301,860

Loss from Continuing Operations	(858,160)	(64,164)	0		(793,996)
OTHER EXPENSE
Interest income	47,105	0	47,500	E	94,605
Interest expense	(174,209)	(65,522)	0		(108,687)
Net Other Income (Expense)	(127,104)	(65,522)	47,500		(14,082)

Income (Loss) from Continuing Operations Before Income Taxes	(985,264)	(129,686)	47,500		(808,078)

PROVISION FOR (BENEFIT FROM) INCOME TAXES	(367,300)	(47,400)	17,800		(302,100)
NET LOSS FROM CONTINUING OPERATIONS	(617,964)	(82,286)	29,700		(505,978)
Net Income on sale of discontinued operations of Burger Time business	0	0	100,000	A	100,000
Provision for income taxes from discontinued operations	0	0	37,500		37,500
Net income from discontinued operations	0	0	62,500		62,500
NET INCOME (LOSS)	$(617,964)	$(82,286)	$92,200		$443,478

NET INCOME (LOSS) PER SHARE FROM CONTINUING OPERATIONS:
Basic	$(0.31)	$(0.04)	$0.02		$(0.25)
Diluted	$(0.31)	$(0.04)	$0.02		$(0.05)
NET INCOME PER SHARE FROM DISCONTINUED OPERATIONS:
Basic	$0.00	$0.00	$0.03		$0.03
Diluted	$0.00	$0.00	$0.03		$0.03
NET INCOME (LOSS) PER SHARE:
Basic	$(0.31)	$(0.04)	$0.05		$(0.22)
Diluted	$(0.31)	$(0.04)	$0.05		$(0.22)
WEIGHTED AVERAGE COMMON AND COMMON EQUIVALENT SHARES OUTSTANDING
Basic	1,988,982	1,988,982	1,988,982		1,988,982
Diluted	1,988,982	1,988,982	1,988,982		1,988,982

See accompanying notes to consolidated financial statements.

STEN CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEAR ENDED OCTOBER 1, 2006

	STEN Corporation Historical October 1, 2006	(D) Sale of Burger Time Division	Pro forma Adjustments		Pro Forma
Sales, net	$8,878,563	$6,692,181	$0		$2,186,382
Cost of goods sold	7,939,612	6,213,571	0		1,726,041
Gross profit	938,951	478,610	0		460,341
Selling, general and administrative costs	1,302,454	362,619	0		939,835
Income (Loss) from operations	(363,503)	115,991	0		(479,494)
Other income (expense)
Interest income	207,414	0	95,000	E	302,414
Interest expense	(131,033)	(131,033)	0		0
Net other income (expense)	76,381	(131,033)	95,000		302,414
Income (loss) from continuing operations before income taxes	(287,122)	(15,042)	95,000		(177,080)
Provision for (Benefit from) income taxes	(87,939)	(5,640)	35,600		(46,699)
Income (loss) from continuing operations	(199,183)	(9,402)	59,400		(130,381)
Income (loss) from discontinued operations	(589,652)	0	100,000	A	(489,652)

Provision for (benefit from) income taxes from discontinued operations	(180,597)	0	37,500		(143,097)
Net income (loss) from discontinued operations	(409,055)	0	62,500		(346,555)
NET INCOME (LOSS)	$(608,238)	$(9,402)	$121,900		$(476,936)
INCOME (LOSS) PER SHARE FROM CONTINUING OPERATIONS:
Basic	$(0.10)	$(0.01)	$0.03		$(0.06)
Diluted	$(0.10)	$(0.01)	$0.03		$(0.06)
INCOME (LOSS) PER SHARE FROM DISCONTINUED OPERATIONS:
Basic	$(0.20)	$0.00	$0.03		$(0.17)
Diluted	$(0.20)	$0.00	$0.03		$(0.17)
NET INCOME (LOSS) PER SHARE:
Basic	$(0.30)	$(0.01)	$(0.06)		$(0.23)
Diluted	$(0.30)	$(0.01)	$(0.06)		$(0.23)
WEIGHTED AVERAGE COMMON AND COMMON EQUIVALENT SHARES OUTSTANDING
Basic	2,032,429	2,032,429	2,032,429		2,032,429
Diluted	2,032,429	2,032,429	2,032,429		2,032,429

          See accompanying notes to consolidated financial statements.

Exhibit  99.1

Pro Forma adjustments:

A.

This column shows the asset allocation of the sale of the Burger Time Acquisition Corporation and BTAC Properties to BTND, LLC a Colorado Limited Liability Company as of April 1, 2007.

Purchase price - cash	$1,000,000
Purchase price - note receivable	819,976
Assignment of Debt to Purchaser	1,901,902
Cash in stores	(10,200)
Accounts receivable	(16,341)
Inventory	(60,584)
Prepaids	(28,553)
Property and equipment, net	(3,339,039)
Prepaid mortgage costs	(94,659)
Intangible assets, net	(72,502)
Gain on sale of discontinued operations of Burger Time division	$100,000

B.

To record a $819,976 note receivable due from BTND LLC. pursuant to sale of the Burger Time business.  The unsecured note bears interest at 7.00% per annum and a term of 12 year.  The current portion of the note receivable, as of April, 1, 2007, is $36,841.

C.

To eliminate the current portion of Long Term Debt $1,901,902 assumed by BTND, LLC.

D.

 To eliminate income and expenses related to the Burger Time business sold to BTND, LLC.

E.

To record investment income on proceeds from the sale of the Burger Time Business.  Estimated investment income of $47,500 and $95,000 based on 4% interest earned on cash balances plus 7.00% earned on the note for the twenty six weeks ended April 1, 2007 and the year ended October 1, 2006, respectively.